EXHIBIT 19.1

The Charles Schwab Corporation

Insider Trading Policy

Statement of Policy
The Charles Schwab Corporation (CSC) and its operating subsidiaries (collectively, “Schwab” or the “Company”) have adopted this policy to promote compliance with applicable laws and regulations regarding insider trading or allegations thereof, and to protect the Company’s reputation for integrity and ethical conduct. The Insider Trading Policy (the “Policy”) establishes the minimum requirements that all Covered Persons must follow with respect to transactions in the securities of public companies, including Schwab.

Scope and Applicability
This Policy applies to Covered Persons. Covered Persons include: members of the CSC Board of Directors (“Directors”), persons designated as an executive officer by the CSC Board of Directors pursuant to Section 16 of the Securities Exchange Act of 1934 (“Executive Officers”), employees (including members of CSC’s Executive Council), contingent workers, and associated persons of the Company and their following Related Persons:

•Their spouse, which includes unmarried partners that live together in a relationship generally equivalent to married couples

•Their child (provided the child resides in the household or is financially dependent on them to a material extent)

•Any other person who resides in the same household and is supported, directly or indirectly, by them to a material extent

•Any other person or entity over which substantial influence or control of securities trading decisions is exercised.

Policy Requirements
Material Non-Public Information

Material Non-Public Information (“MNPI”) is information not available to the general public that a reasonable investor would consider important when making an investment decision. Information reasonably expected to affect the market price of a security would generally be considered material. Information is available to the general public when it has been communicated widely to the public and enough time has elapsed for the market to absorb and evaluate the information (generally after one full trading day).

Covered Persons are required to report to Compliance when they are in receipt of MNPI relating to the Company, other public companies and their securities. As materiality of information is often assessed in hindsight, Covered Persons should err on the side of caution and seek guidance in any instance of uncertainty.

No Trading While in Possession of MNPI

Covered Persons are prohibited from buying, selling, transacting or transferring ownership in securities or any derivative of such security in the public market and privately arranged transactions while in possession of MNPI concerning the Company or any other public company.

No Tipping

Covered Persons are prohibited from disclosing MNPI to others or recommending to anyone that they trade securities while the Covered Person is in possession of MNPI about such company (known as tipping).

No Speculative Trading in Schwab Securities

Covered Persons are prohibited from conducting speculative transactions involving securities issued by CSC or derivatives of any such securities including options on Schwab stock (“Schwab Securities”) to prevent the appearance of inappropriate conduct. This includes:

•Engaging in short sales (the sale of a security that the seller does not own), buying options to open a position and selling uncovered options.

•Engaging in short term transactions of Schwab equities. Schwab equities purchased must be held for a minimum of six months. This does not apply to Schwab equities acquired via the vesting of employee stock options or restricted stock units and Schwab equities acquired pursuant to the Schwab Employee Share Purchase Plan (“ESPP”). In certain limited circumstances, Compliance may grant an exception based on financial hardship to sell Schwab equities within six-months, provided the Covered Person does not possess MNPI and is not an Executive Officer or Director.

No Margin or Pledging

Directors, Executive Officers and members of CSC’s Executive Council are prohibited from using Schwab Securities as collateral for a margin loan or otherwise pledging Schwab Securities as collateral for loans from Schwab or other firms.

Trading Window and Trading Restrictions

Certain Covered Persons are prohibited from buying, selling, transacting or transferring ownership in Schwab Securities during a closed trading window. The Covered Persons are also responsible for cancelling any pending orders prior to the trading window closing. The Covered Person will be notified in writing if this restriction is applicable to them. It is Schwab’s practice to close the trading window approximately one calendar month prior to the end of each fiscal quarter and for the window to remain closed until after the public release of the Company’s earnings reports. Schwab may also close the trading window to restrict the trading of Schwab Securities or other public securities by certain Covered Persons when they possess MNPI concerning the Company or any other public company or for other reasons.

All Covered Persons are prohibited from buying, selling, transacting or transferring ownership in Schwab Securities if they are in possession of MNPI about the Company or its securities, regardless of the status of the trading window.

Preclearance and Trading in Schwab Brokerage Accounts

To provide transparency to Schwab regarding trading in Schwab securities and to facilitate compliance with applicable laws, Schwab requires:

•Executive Officers, employees, associated persons and their Related Persons to conduct their Schwab securities trading in a Schwab brokerage account

•Directors and Executive Officers to preclear before they or their Related Persons buy, sell, transact or transfer ownership in Schwab Securities or any derivative of Schwab Securities

Pre-Determined Trading Plans

Covered Persons may adopt a Pre-determined Trading Plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) which provides an affirmative defense against allegations of insider trading. Pre-determined Trading Plans involving Schwab Securities must adhere to the requirements for such plans under Rule 10b5-1, must be adopted at least 90 days prior to the first trade covered by the plan and, for Covered Persons subject to the trading window, be adopted during an open trading window.

CSC Repurchase of Schwab Securities

From time to time, CSC may repurchase Schwab Securities pursuant to the terms of CSC’s share repurchase plan. It is Schwab’s policy to comply with all applicable insider trading laws and regulations, including prohibiting CSC repurchases of Schwab securities while in possession of MNPI.

Covered Persons deemed to be an affiliated purchaser under Rule 10b-18 (as notified in writing) are prohibited from purchasing Schwab securities during periods in which CSC is repurchasing Schwab securities.

Roles and Responsibilities
Covered Persons

•Understand and comply with this Policy

•Comply with all applicable laws and regulations

•Escalate violations or potential violations as outlined in this Policy

Compliance

•Administer the trading window

•Monitor Covered Persons trading activity for the potential misuse of MNPI

•Review and approve Directors’ and Executive Officers’ Schwab Securities preclearance requests and new Pre-determined Trading Plans

•Notify affiliated purchasers under Rule 10b-18 of repurchase trade restrictions

Supervisors

•Upon notification, review employee trading activity of Schwab Securities for potential misuse of MNPI
Violations

Any Covered Person who becomes aware of or suspects that a violation of this Policy has occurred, or is about to occur, is responsible for escalating to their supervisor, Compliance, or to the Corporate Responsibility Officer or Conduct Risk Management (for potential violations of the Company’s Code of Business Conduct and Ethics or other misconduct concerns). A confidential and anonymous reporting option is also available through the Ombudsperson Program.

Review Period

This Policy will be reviewed and approved annually. Interim changes may be made to conform the Policy to changes in law, regulation, or regulatory guidance, or update references.
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